PRICING SUPPLEMENT dated October 27, 2026

(To the Prospectus and Prospectus Supplement, each dated April 17, 2026, Product Supplement no. WF-1-I dated April 17, 2026 and Underlying Supplement no. 1-I dated April 17, 2026)

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293684 and 333-293684-01

JPMorgan Chase Financial Company LLC Global Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

$1,050,000 Market Linked Securities — Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

■    Linked to the lowest performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF (each referred to as an “Underlying”)

■    Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the lowest performing Underlying. The lowest performing Underlying is the Underlying that has the lowest underlying return (i.e., the lowest percentage change from its starting value to its ending value). The maturity payment amount will reflect the following terms:

■   If the value of the lowest performing Underlying increases, you will receive the principal amount plus a positive return equal to 109.00% of the percentage increase in the value of that Underlying from its starting value.

■   If the value of the lowest performing Underlying remains flat or decreases but the decrease is not more than the buffer amount of 20%, you will receive the principal amount.

■   If the value of the lowest performing Underlying decreases by more than the buffer amount, you will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the value of that Underlying in excess of the buffer amount.

■    Investors may lose up to 80% of the principal amount.

■    Your return on the securities will depend solely on the performance of the lowest performing Underlying. You will not benefit in any way from the performance of the better performing Underlyings. Therefore, you will be adversely affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

■    The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

■    No periodic interest payments or dividends

■    No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” on page PS-9 in this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Security	$1,000.00	$23.25	$976.75
Total	$1,050,000.00	$24,412.50	$1,025,587.50
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the securities.
(2)	Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of $23.25 per security. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 per security. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per security of the selling commissions to WFA as a distribution expense fee for each security sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	In respect of certain securities sold in this offering, J.P. Morgan Securities LLC, which we refer to as JPMS, may pay a fee of $2.00 per security to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.

The estimated value of the securities, when the terms of the securities were set, was $956.90 per security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Terms of the Securities

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlyings:	S&P 500® Index (Bloomberg ticker: SPX), Dow Jones Industrial Average® (Bloomberg ticker: INDU), Nasdaq-100 Index® (Bloomberg ticker: NDX) (each referred to as an “Index,” and collectively as the “Indices”) and the State Street® Utilities Select Sector SPDR® ETF (Bloomberg ticker: XLU) (referred to as the “Fund,” and collectively with the Indices, as the “Underlyings”)
Pricing Date:	October 27, 2026
Issue Date:	October 30, 2026
Calculation Day[1]:	November 3, 2027
Stated Maturity Date[1]:	November 8, 2027
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•       if the ending value of the lowest performing Underlying is greater than its starting value:

$1,000 + ($1,000 × underlying return of the lowest performing Underlying × upside participation rate)

•       if the ending value of the lowest performing Underlying is less than or equal to its starting value, but greater than or equal to its threshold value: $1,000; or

•       if the ending value of the lowest performing Underlying is less than its threshold value:

$1,000 + [$1,000 × (underlying return of the lowest performing Underlying + buffer amount)]

If the ending value of the lowest performing Underlying is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlying in excess of the buffer amount, and you will lose some, and possibly up to 80%, of the principal amount of your securities at maturity.

Lowest Performing Underlying:	The “lowest performing Underlying” will be the Underlying with the lowest underlying return.
Upside Participation Rate:	The “upside participation rate” is 109.00%.
Underlying Return:	The “underlying return” with respect to an Underlying is the percentage change from its starting value to its ending value, calculated as follows: ending value – starting value starting value
Buffer Amount:	20%
Threshold Value:

With respect to the S&P 500® Index: 6,178.08, which is equal to 80% of its starting value

With respect to the Dow Jones Industrial Average®: 41,902.056, which is equal to 80% of its starting value

With respect to the Nasdaq-100 Index®: 23,721.152, which is equal to 80% of its starting value

With respect to the Fund: $34.28, which is equal to 80% of its starting value

PS-2

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Starting Value:

With respect to the S&P 500® Index: 7,722.60, its closing value on the pricing date

With respect to the Dow Jones Industrial Average®: 52,377.57, its closing value on the pricing date

With respect to the Nasdaq-100 Index®: 29,651.44, its closing value on the pricing date

With respect to the Fund: $42.85, its closing value on the pricing date

Ending Value:	The “ending value” of an Underlying will be its closing value on the calculation day.
Closing Value:

With respect to each Index, “closing value” has the meaning assigned to “closing level” as set forth under “The Underlyings — Indices — Certain Definitions” in the accompanying product supplement.

With respect to the Fund, “closing value” has the meaning assigned to “fund closing price” as set forth under “The Underlyings — Funds — Certain Definitions” in the accompanying product supplement. The closing value of the Fund is subject to adjustment through the adjustment factor as described in the accompanying product supplement.

Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the accompanying product supplement.
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Tax Considerations:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661PPS0
Fees and Commissions:

Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of $23.25 per security. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 per security. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per security of the selling commissions to WFA as a distribution expense fee for each security sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We, WFS or an affiliate may enter into swap agreements or related hedge transactions with one of our or their other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS, WFS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” below and “Use of Proceeds and Hedging” in the accompanying product supplement.

1 Subject to postponement in the event of a non-trading day or a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

PS-3

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Additional Information about the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. WF-1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045240/ea0285802-22_424b2.pdf
•	Underlying supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-4

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, the estimated cost of hedging our obligations under the securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately three months. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “Hypothetical Examples and Returns” in this pricing supplement for an illustration of the risk-return profile of the securities and “The S&P 500® Index,” “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The State Street® Utilities Select Sector SPDR® ETF” in this pricing supplement for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

PS-5

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You anticipate that the ending value of the lowest performing Underlying will be greater than its starting value, and you are willing and able to accept the risk that, if the ending value of the lowest performing Underlying is less than its starting value by more than the buffer amount, you will lose up to 80% of the principal amount of your securities at maturity.
▪	You understand that the return on the securities will depend solely on the performance of the lowest performing Underlying and that you will not benefit in any way from the performance of the better performing Underlyings.
▪	You understand that the securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.
▪	You understand and are willing to accept the full downside risks of all of the Underlyings.
▪	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Underlying, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities composing the Underlyings, nor will you have any voting rights with respect to the Fund or the securities composing the Underlyings.
▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.
▪	You are willing and able to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the securities.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You seek an investment that provides for the full repayment of principal at maturity.
▪	You anticipate that the ending value of the lowest performing Underlying will be less than its starting value, or you are unwilling or unable to accept the risk that, if the ending value of the lowest performing Underlying is less than its starting value by more than the buffer amount, you will lose up to 80% of the principal amount of your securities at maturity.
▪	You seek exposure to a basket composed of all of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the lowest performing Underlying.
▪	You are unwilling to accept the risk of exposure to each of the Underlyings.
▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Underlying, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You seek an investment that entitles you to dividends or distributions that may be paid to holders of the Fund or the securities composing the Underlyings, or voting rights related to, the Fund or the securities composing the Underlyings.
▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.
▪	You are unwilling or unable to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the securities.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” section in this pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. For more information about the Underlyings, please see the

PS-6

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

sections titled “The S&P 500® Index,” “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The State Street® Utilities Select Sector SPDR® ETF” below.

PS-7

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlying is the lowest performing Underlying. The lowest performing Underlying is the Underlying that has the lowest underlying return, calculated for each Underlying as the percentage change from its starting value to its ending value.

Step 2: Calculate the maturity payment amount based on the underlying return of the lowest performing Underlying, as follows:

PS-8

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Underlyings or their components. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If the Ending Value of the Lowest Performing Underlying Is Less Than Its Threshold Value, You Will Lose Up to 80% of the Principal Amount of Your Securities at Maturity — The securities do not guarantee the full return of principal. The return on the securities at maturity is linked to the performance of the lowest performing Underlying and will depend on whether, and the extent to which, that Underlying has appreciated or depreciated. If the ending value of the lowest performing Underlying is less than its threshold value, you will lose 1% of the principal amount of the securities for every 1% that its ending value is less than its threshold value (expressed as a percentage of its starting value). Accordingly, under these circumstances, you will lose up to 80% of your principal amount at maturity.
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	You Are Exposed to the Risk of Decline in the Value of Each Underlying — Payments on the securities are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the securities may negatively affect your maturity payment amount and will not be offset or mitigated by positive performance by the other Underlyings. Your maturity payment amount will be determined by the lowest performing Underlying.
•	Your Maturity Payment Amount Will Be Determined by the Lowest Performing Underlying — Because the maturity payment amount will be determined based on the performance of the lowest performing Underlying, you will not benefit from the performance of the other Underlyings. Accordingly, if the ending value of any Underlying is less than its threshold value, you will lose some or a significant portion of your principal amount at maturity, even if the ending value of each of the other Underlyings is greater than or equal to its starting value.
•	You Will Be Subject to Risks Resulting from the Relationship Among the Underlyings — It is preferable from your perspective for the Underlyings to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underlyings will not exhibit this relationship. The less correlated the Underlyings, the more likely it is that one of the Underlyings will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Underlyings to perform poorly; the performance of the better performing Underlyings is not relevant to your return on the securities. It is impossible to predict what the relationship among the Underlyings will be over the term of the securities.
•	No Interest or Dividend Payments or Voting Rights — As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Fund or the securities held by the Fund or included in the Indices would have.
PS-9

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

•	Lack of Liquidity — The securities will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS or WFS is willing to buy the securities. You may not be able to sell your securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
•	The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities — See “Tax Considerations” below and “Risk Factors — The U.S. federal income tax consequences of an investment in certain program securities are uncertain” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities when the terms of the securities are set, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, the estimated cost of hedging our obligations under the securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Securities” in this pricing supplement.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the securities is determined by reference to internal pricing models of our affiliates when the terms of the securities are set. This estimated value of the securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period
PS-10

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the stated maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

•	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the securities;
•	the dividend rates on the Fund and the equity securities held by the Fund or included in the Underlyings;
•	the actual and expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
•	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the adjustment factor of the Fund;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the Underlyings

•	Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the S&P 500® Index, and JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Dow Jones Industrial Average® — Each of JPMorgan Chase & Co. and Wells Fargo & Company (the parent company of WFS) is currently one of the companies that make up the S&P 500® Index, and JPMorgan Chase & Co is currently one of the companies that make up the Dow Jones Industrial Average®. JPMorgan Chase & Co. and Wells Fargo & Company will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the S&P 500® Index, the Dow Jones Industrial Average® and the securities.
PS-11

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

•	The Securities Are Subject to Non-U.S. Securities Risk with Respect to the Nasdaq-100 Index® — Some of the equity securities included in the Nasdaq-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
•	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Fund and, consequently, the value of the securities.
•	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Fund Underlying Index As Well As the Net Asset Value Per Share — The Fund does not fully replicate its fund underlying index (as defined under “The State Street® Utilities Select Sector SPDR® ETF” below) and may hold securities different from those included in its fund underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its fund underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and its fund underlying index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its fund underlying index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its fund underlying index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

•	The Securities Are Subject to Risks Associated with the Utilities Sector with Respect to the Fund — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the utilities sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities and rate caps or rate changes. Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors, rate changes ordinarily occur only following a delay after the changes in financing costs. This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising. The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates. Certain utility companies have experienced full or partial deregulation in recent years. These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business. These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return. Some companies, however, may be forced to defend their core business and may be less profitable. In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability. Among the risks that may affect utility companies are the following: risks of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and nuclear safety regulations; and the difficulties involved in obtaining natural gas for resale or fuel for generating electricity at reasonable prices. Other risks include those related to the construction and operation of nuclear power plants, the effects of energy conservation and the effects of regulatory changes. These factors could affect the utilities sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the securities, which may adversely affect the value of your securities.
•	The Anti-Dilution Protection for the Fund Is Limited and May Be Discretionary — The calculation agent will, in its sole discretion, adjust the adjustment factor, which will be set initially at 1.0, of the Fund for certain events affecting the Fund, such as stock splits. However, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the
PS-12

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any dilutive or concentrative effect, but the calculation agent is under no obligation to do so.

•	The Maturity Payment Amount Will Depend upon the Performance of Each Underlying and Therefore the Securities Are Subject to the Following Risks, Each as Discussed in More Detail in the Accompanying Product Supplement.

•	You Will Have No Ownership Rights in Any Underlying or Any of the Securities Included in or Held by the Underlyings. Investing in the securities is not equivalent to investing directly in any or all of the Underlyings or any of the securities underlying the Underlyings or exchange-traded or over-the-counter instruments based on any of the foregoing. As an investor in the securities, you will not have any ownership interests or rights in any of the foregoing.

•	Historical Values of an Underlying Should Not Be Taken as an Indication of the Future Performance of That Underlying During the Term of the Securities.

•	The Policies of the Investment Adviser for the Fund, and the Sponsor of Its Fund Underlying Index, Could Affect the Value of, and Any Amount Payable on, the Securities.

•	The Sponsor of an Index May Adjust That Index in a Way That Affects Its Value, and No Index Sponsor Has an Obligation to Consider Your Interests.

•	We Cannot Control Actions by Any of the Unaffiliated Companies Whose Securities Are Included in or Held by an Underlying.

•	We and Our Affiliates Have No Affiliation with Any Underlying Sponsor and Have Not Independently Verified Its Public Disclosure of Information.
PS-13

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Hypothetical Examples and Returns

The payout profile and return table below illustrate the maturity payment amount for a security on a hypothetical offering of securities based on a range of hypothetical underlying returns of the lowest performing Underlying, with the assumptions set forth in the table below. The examples below illustrate the maturity payment amount for a security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the examples below. The terms used for purposes of these hypothetical examples do not represent the actual starting value or threshold value of any Underlying.

The hypothetical starting value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual starting value for any Underlying. The actual starting value for each Underlying is the closing value of that Underlying on the pricing date and is specified under “Terms of the Securities — Starting Value” in this pricing supplement. For historical data regarding the actual closing values of the Underlyings, please see the historical information set forth under “The S&P 500® Index,” “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The State Street® Utilities Select Sector SPDR® ETF” in this pricing supplement.

The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The payout profile, return table and examples below do not take into account any tax consequences from investing in the securities.

Upside Participation Rate:	109.00%
Hypothetical Starting Value:	For each Underlying, 100.00
Hypothetical Threshold Value:	For each Underlying, 80.00 (80% of its hypothetical starting value)
Buffer Amount:	20%

Hypothetical Payout Profile

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
109.00% of underlying return of
the lowest performing Underlying
20% buffer
-20%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Underlying Return of the Lowest Performing Underlying at Maturity
Hypothetical Security Return
Hypothetical Underlying Return of the Lowest Performing Underlying

PS-14

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Hypothetical Returns

Hypothetical ending value of the lowest performing Underlying	Hypothetical underlying return of the lowest performing Underlying	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
150.00	50.00%	$1,545.00	54.500%
140.00	40.00%	$1,436.00	43.600%
130.00	30.00%	$1,327.00	32.700%
120.00	20.00%	$1,218.00	21.800%
110.00	10.00%	$1,109.00	10.900%
105.00	5.00%	$1,054.50	5.450%
102.50	2.50%	$1,027.25	2.725%
100.00	0.00%	$1,000.00	0.000%
97.50	-2.50%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
80.00	-20.00%	$1,000.00	0.000%
79.00	-21.00%	$990.00	-1.000%
70.00	-30.00%	$900.00	-10.000%
60.00	-40.00%	$800.00	-20.000%
50.00	-50.00%	$700.00	-30.000%
25.00	-75.00%	$450.00	-55.000%
0.00	-100.00%	$200.00	-80.000%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the principal amount of $1,000.
PS-15

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Hypothetical Examples

Example 1. The hypothetical ending value of the lowest performing Underlying is greater than its hypothetical starting value, and the maturity payment amount is greater than the principal amount:

	S&P 500® Index	Dow Jones Industrial Average®	Nasdaq-100 Index®	State Street® Utilities Select Sector SPDR® ETF
Hypothetical starting value:	100.00	100.00	100.00	100.00
Hypothetical ending value:	110.00	145.00	125.00	120.00
Hypothetical threshold value:	80.00	80.00	80.00	80.00
Hypothetical underlying return (ending value – starting value)/starting value:	10.00%	45.00%	25.00%	20.00%

Step 1: Determine which Underlying is the lowest performing Underlying.

In this example, the S&P 500® Index has the lowest underlying return and is, therefore, the lowest performing Underlying.

Step 2: Determine the maturity payment amount based on the underlying return of the lowest performing Underlying.

Because the hypothetical ending value of the lowest performing Underlying is greater than its hypothetical starting value, the maturity payment amount per security would be equal to:

$1,000 + ($1,000 × underlying return of the lowest performing Underlying × upside participation rate)

$1,000 + ($1,000 × 10.00% × 109.00%)

= $1,109.00

On the stated maturity date, you would receive $1,109.00 per security.

Example 2. The hypothetical ending value of the lowest performing Underlying is less than its hypothetical starting value but greater than its hypothetical threshold value, and the maturity payment amount is equal to the principal amount:

	S&P 500® Index	Dow Jones Industrial Average®	Nasdaq-100 Index®	State Street® Utilities Select Sector SPDR® ETF
Hypothetical starting value:	100.00	100.00	100.00	100.00
Hypothetical ending value:	115.00	92.50	95.00	90.00
Hypothetical threshold value:	80.00	80.00	80.00	80.00
Hypothetical underlying return (ending value – starting value)/starting value:	15.00%	-7.50%	-5.00%	-10.00%

Step 1: Determine which Underlying is the lowest performing Underlying.

In this example, the State Street® Utilities Select Sector SPDR® ETF has the lowest underlying return and is, therefore, the lowest performing Underlying.

Step 2: Determine the maturity payment amount based on the underlying return of the lowest performing Underlying.

Because the hypothetical ending value of the lowest performing Underlying is less than its hypothetical starting value, but not by more than the buffer amount, you would not lose any of the principal amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

PS-16

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Example 3. The hypothetical ending value of the lowest performing Underlying is less than its hypothetical threshold value, and the maturity payment amount is less than the principal amount:

	S&P 500® Index	Dow Jones Industrial Average®	Nasdaq-100 Index®	State Street® Utilities Select Sector SPDR® ETF
Hypothetical starting value:	100.00	100.00	100.00	100.00
Hypothetical ending value:	120.00	110.00	50.00	115.00
Hypothetical threshold value:	80.00	80.00	80.00	80.00
Hypothetical underlying return (ending value – starting value)/starting value:	20.00%	10.00%	-50.00%	15.00%

Step 1: Determine which Underlying is the lowest performing Underlying.

In this example, the Nasdaq-100 Index® has the lowest underlying return and is, therefore, the lowest performing Underlying.

Step 2: Determine the maturity payment amount based on the underlying return of the lowest performing Underlying.

Because the hypothetical ending value of the lowest performing Underlying is less than its hypothetical threshold value, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (underlying return of the lowest performing Underlying + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 20%)]

= $700.00

On the stated maturity date, you would receive $700.00 per security.

If the ending value of the lowest performing Underlying is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlying in excess of the buffer amount, and you will lose some, and possibly up to 80%, of the principal amount of your securities at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-17

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the large market capitalization segment of the U.S. equity markets.  For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily historical closing values of the S&P 500® Index from January 4, 2021 through October 27, 2026. The closing value of the S&P 500® Index on October 27, 2026 was 7,722.60. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the S&P 500® Index on the calculation day. There can be no assurance that the performance of the S&P 500® Index will not result in a loss of the principal amount of the securities.

PS-18

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

The Dow Jones Industrial Average®

The Dow Jones Industrial Average® is a price-weighted index that seeks to measure of the performance of 30 U.S. blue-chip companies. The Dow Jones Industrial Average® covers all industries with the exception of the transportation industry group and the utilities sector. For additional information about the Dow Jones Industrial Average®, see “Equity Index Descriptions — The Dow Jones Industrial Average®” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Dow Jones Industrial Average® based on the daily historical closing values of the Dow Jones Industrial Average® from January 4, 2021 through October 27, 2026. The closing value of the Dow Jones Industrial Average® on October 27, 2026 was 52,377.57. We obtained the closing values above and below from Bloomberg, without independent verification.

The historical closing values of the Dow Jones Industrial Average® should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the Dow Jones Industrial Average® on the calculation day. There can be no assurance that the performance of the Dow Jones Industrial Average® will not result in a loss of the principal amount of the securities.

PS-19

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For additional information about the Nasdaq-100 Index®, see “Equity Index Descriptions — The Nasdaq-100 Index®” in the accompanying underlying supplement, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to the determination of market capitalization for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement for constituent selection and the introduction of a cap on the share count used to determine the weighting of low-float securities. These changes became effective on May 1, 2026, with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review. The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent inconsistent therewith.

Under the updated methodology, Nasdaq uses different measures of market capitalization for constituent selection and constituent weighting. For purposes of constituent selection, Nasdaq now uses “Full Market Capitalization.” For companies with direct (non-ADR) listings and companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”), Full Market Capitalization includes both listed and unlisted shares. For companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign exchange (a “Non-Primary ADR”), Full Market Capitalization is based solely on the value of the listed depositary shares, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of constituent weighting, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, the updated methodology eliminates the minimum free float requirement for inclusion in the Nasdaq-100 Index®, although the Modified Market Capitalization used for constituent weighting imposes a limitation on the weightings of low-float securities. Specifically, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported total shares outstanding (“TSO”) (or, in the case of an ADR, its listed ADR shares outstanding), and (ii) three times its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also introduces a “Fast Entry” process under which newly eligible securities, including both initial public offerings and companies that have recently transferred their listing to an eligible exchange, may be added to the Nasdaq-100 Index® on an expedited basis if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of an existing constituent and may temporarily increase the number of constituents in the Nasdaq-100 Index® above 100.

The updated methodology further provides for quarterly rebalances in March, June and September. During quarterly rebalances, the index shares of each constituent are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September quarterly rebalance, will have their initial index weightings determined using a linear interpolation process based on their Modified Market Capitalization ranking.

Historical Information

The following graph sets forth the historical performance of the Nasdaq-100 Index® based on the daily historical closing values of the Nasdaq-100 Index® from January 4, 2021 through October 27, 2026. The closing value of the Nasdaq-100 Index® on October 27, 2026 was 29,651.44. We obtained the closing values above and below from Bloomberg, without independent verification.

The historical closing values of the Nasdaq-100 Index® should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the Nasdaq-100 Index® on the calculation day. There can be no assurance that the performance of the Nasdaq-100 Index® will not result in a loss of the principal amount of the securities.

PS-20

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

PS-21

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

The State Street® Utilities Select Sector SPDR® ETF

The Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Utilities Select Sector Index, which we refer to as the fund underlying index with respect to the Fund.  The Utilities Select Sector Index is a capped modified market capitalization-weighted index that measures the performance of the GICS® utilities sector of the S&P 500® Index, which currently includes companies in the following industries: electric utilities; gas utilities; multi-utilities; water utilities; and independent power and renewable electricity producers. For additional information about the Fund, see “Fund Descriptions — The State Street® Select Sector SPDR® ETFs” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily historical closing values of the Fund from January 4, 2021 through October 27, 2026. The closing value of the Fund on October 27, 2026 was $42.85. We obtained the closing values above and below from Bloomberg, without independent verification. The closing values above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the Fund on the calculation day. There can be no assurance that the performance of the Fund will not result in a loss of the principal amount of the securities.

PS-22

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Tax Considerations

In determining our reporting responsibilities, we intend to treat the securities for U.S. federal income tax purposes as “open transactions” that are not debt instruments, as described in the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

No statutory, judicial or administrative authority directly addresses the characterization of the securities (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Assuming that “open transaction” treatment is respected, subject to the possible application of the “constructive ownership” rules described below, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the issue price. However, the IRS or a court may not respect the treatment of the securities as “open transactions,” in which case the timing and character of any income or loss on the securities could be materially and adversely affected. For instance, the securities could be treated as contingent payment debt instruments, in which case the gain on your securities would be treated as ordinary income and you would be required to accrue original issue discount on your securities in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the securities until maturity.

In addition, assuming that “open transaction” treatment is respected, the securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. Holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

PS-23

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the State Street® Utilities Select Sector SPDR® ETF due November 8, 2027

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

PS-24